Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated January 27, 2006, accompanying the consolidated financial statements and Schedule II and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Bradley Pharmaceuticals, Inc. and Subsidiaries on Form 10-K for the year ended December 31, 2004. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Bradley Pharmaceuticals, Inc. on Form S-3 (No. 333-75997), Form S-3 (No. 333-74724), Form S-3 (No. 333-110312) Form S-3 (333-111078), Form S-8 (No. 333-75382), Form S-8 (No. 333-112456) and on Form SB-2 (No. 333-60879).

/s/ GRANT THORNTON LLP

GRANT THORNTON LLP

New York, New York
January 27, 2006